SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K
                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) June 3, 2003




                           CPI CORP.
_______________________________________________________________
  (exact name of registrant as specified in its charter)




    Delaware                  0-11227              43-1256674
_______________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)       Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
_________________________________________________________________
(Address of principal executive offices)            (Zip code)



Registrants' telephone number, including area code (314) 231-1575
_________________________________________________________________



_________________________________________________________________
(Former name or former address, if changes since last report.)





ITEM 5.   OTHER EVENTS

A. On June 3, 2003, CPI Corp. issued the following press release announcing first quarter FY 2003 results.

     CPI CORP.
     NEWS FOR IMMEDIATE RELEASE     FOR RELEASE JUNE 3, 2003

     FOR FURTHER INFORMATION CONTACT:

     NAME: Jane Nelson                  FROM: CPI Corp.
     ADDRESS: 1706 Washington Avenue    CITY: St. Louis
     STATE, ZIP: Missouri  63103        TELEPHONE: (314)231-1575

     --------------------------------------------------------------

     FOR FURTHER INFORMATION AT FRB/WEBERSHANDWICK
     Mark Muehlfelt, Chicago 312/640-6767

            CPI CORP. ANNOUNCES 2003 FIRST QUARTER RESULTS,
            -----------------------------------------------
         SHARE REPURCHASE AUTHORIZATION AND DIVIDEND INCREASE
         ----------------------------------------------------

     ST. LOUIS, MO, JUNE 3, 2003 - CPI CORP. (NYSE-CPY) today reported a net loss for the 12-week first quarter ended April 26, 2003 of $2.7 million or $0.34 per diluted share compared to a net loss of $713,000 or $.09 per diluted share for the comparable quarter in fiscal 2002. The first quarter of 2003 was significantly impacted by the late Easter season in 2003, which resulted in a substantial portion of the Company's Easter sales being deferred to be recognized as revenues in the second quarter when the related portraits are delivered to the customers.

     Net sales for the first quarter of 2003 decreased $3.5 million or 6.0% to $56.3 million from the $59.8 million reported in the first quarter of 2002. The decrease in reported sales is a result of the timing of Easter in 2003. As Easter was near the end of the Company's first quarter, this resulted in the delivery of Easter portraits to customers after the end of the first quarter and, accordingly, the deferral of the recognition of the related sales. The increase in deferred revenues as compared to the first quarter of 2002 was $5.5 million. The increased amount of deferred revenue will be recognized as revenue in the Company's 2003 second quarter as the related portraits are delivered to customers.

     During the first quarter of 2003, the Company's studios experienced a 13% decrease in sittings from 1,014,000 to 886,000, which was only partially offset by a 7% increase in average sales per customer sitting from $59 to $63. The decrease in sittings is attributable to a combination of factors discussed below:


          - The Company's increased deferral of sittings and sales resulting from the late Easter season in 2003.

          - The negative impacts of the inclement weather experienced in February and parts of March in a large portion of the country.

          - The continuing impact of increases in the number of competitors' locations and the effects of competitors with lower price package offers.

     The increase in average sales per customer sitting resulted from:

          - A strong sales performance related to the Company's March 2003 domestic-wide rollout of digitally enhanced products, referred to as Portrait Creations(R).

          - The continuing positive effect of the Company's decision made in the second quarter of 2002 to begin selling customer proof sheets which had previously been provided free of charge as part of the custom offer.

          - The Company's continuing success in converting more of its customers to the higher value customer offer.

     Losses from operations for the first quarter of 2003 were $4.1 million compared to a $604,000 loss in the comparable quarter of the prior year. The increased level of losses was attributable to the $3.5 million decline in reported sales and a $1.7 million increase in selling, general and administrative expenses partially offset by a $500,000 decline in cost of sales, mirroring the 6.0% decline in sales, and a $1.2 million decline in depreciation expense. The increase in selling, general and administrative expenses was primarily attributable to increases in studio employment and advertising expenses of $1.5 million and $900,000, respectively, as well as $700,000 in costs associated with the commencement of the mobile photography and Mexican studio operations, which was partially offset by $1.4 million of costs that were inventoried and which will be recognized as expenses in the second quarter at the time the related portraits are delivered to the customers.

     The increase in studio employment expenses was largely attributable to annual wage rate increases and increased training hours to support the studio-wide rollout of digitally enhanced products in the first quarter of 2003 coupled with additional coverage hours in certain higher volume studios. The increased advertising expenses were planned timing changes and related to Easter television advertising and the introduction of digitally enhanced products. Favorable advertising expense comparisons to the prior year are expected in future quarters as the overall advertising budget for 2003 is comparable to the total advertising spending in 2002. The decrease in depreciation expense resulted from certain assets becoming fully depreciated beginning in the second quarter of 2002.

     Commenting, J. David Pierson, Chairman and Chief Executive Officer, said, "Our first quarter included both very encouraging results and activities as well as disappointments that we are committed to reversing. On the positive front, our average sale increased $4.27 or 7.3% to $63.14 significantly driven by a continued strong customer response to our recently introduced new Portrait Creations(R) product. For the 2003 first quarter, we recorded $2.3 million in sales of these digitally enhanced products, excluding $1.1 million of sales that are deferred and to be recognized in the second quarter upon delivery of the portraits to the customer." Continuing, he said, "The most significant disappointment of the first quarter was the sitting decline that we experienced. While we believe that our initiatives regarding staff selection and development and measuring and improving customer satisfaction will in the longer-term have a positive impact on sittings, we also realize that we need to take immediate steps to drive traffic into our studios, especially in non-peak periods. These efforts will be focused on improving the productivity of our advertising dollars, including an evaluation of the effectiveness of our various offers and the initial implementation of an 800 number appointment scheduling
     system.   We were also disappointed that more of the operating
     cost savings associated with enterprise cost reduction initiatives implemented in late 2002 did not fall to the bottom line but were instead mostly absorbed by increased spending in a
     number of areas.   Some of these areas of increased spending were
     planned, such as investments in additional field support leadership and personnel; some were largely uncontrollable, such as increased costs relating to our defined benefit pension plan; and some, like studio employment, were controllable and we overshot our plan. We did plan to spend more on studio employment during the quarter given the rollout and the training related to the introduction of digitally enhanced products. However, we went further than planned and we are taking immediate steps to make up this overspend by year-end."

     Pierson added, "Through the first four weeks of the second quarter of 2003, reported sales are up 23% from the comparable period a year ago, almost totally attributable to the recognition of Easter-related sales deferred at the end of the first quarter. Exclusive of the reversal of the Easter deferrals, sales are slightly ahead of the comparable 2002 period as reduced sitting levels are being offset by increased average sales per customer sitting."







     NEW VENTURE UPDATE
     ------------------

     Mobile Photography
     ------------------

     Previously, the Company announced its intent for its recently established mobile photography division to enter a minimum of fifteen target markets by the fall of 2003 providing mobile photography services to child care centers and the youth sports/event photography markets. Because of the positive initial reception by child care center sponsors and the need to get to national scale to serve national and large regional child care chains, the Company plans to further accelerate its mobile expansion by entering up to a total of thirty markets by the fall of 2003.

     Mexico
     ------

     As previously reported, we opened our first studio inside our new Mexican host, City Club, a wholesale club offering food products, clothing, general merchandise, healthcare products and basic services recently launched by Soriana, a leading Mexican retailer founded in 1968. Our current plans call for adding four additional studios by the end of our second quarter and a minimum of thirteen by the end of our 2003 fiscal year.

     CAPITAL EXPENDITURE UPDATE
     --------------------------

     As a result of the encouraging customer response to our recently introduced digitally enhanced product family, the Company believes it has satisfied its customers' current needs for digital product in a very cost efficient manner. Accordingly, the decision has been made to defer, pending further evaluation and continuing assessment of customer needs, the planned "full" digital studio rollout (digital capture, studio sales systems, enhanced lighting and a combination of central and on-site fulfillment). However, it's possible that selected components of the previously planned full digital conversion, for example studio sales systems, enhanced lighting, etc. will be unbundled and implemented in certain markets in the near term.

     Further, as a result of recent work surrounding rearchitecture of the studio sales system component of the digital studio conversion and continued and dramatic improvement in available pricing, the Company now estimates its capital expenditure needs to fund its strategic growth plan and normal maintenance capital through 2006 will range from approximately $70 million to $105 million versus the most recent estimate of $150 million.


     SHARE REPURCHASE/DIVIDEND INCREASE
     ----------------------------------

     The Company also announced today that its Board of Directors has approved a 14% increase in the annual dividend rate paid on the Company's common stock from $.56/share to $.64/share effective with the third quarter dividend. In addition, the Board authorized management to repurchase up to 5% of the Company's common shares on the open market from time to time, depending on market conditions.

     Commenting, J. David Pierson, Chairman and Chief Executive Officer, said, "The actions taken by our Board are consistent with our strategy to return capital to our shareholders through share repurchases and increased dividends as we continue to generate capital above and beyond our operating and strategic growth needs."

                      *  *  *  *  *  *  *

     The Company will host a conference call and audio webcast the following morning, Wednesday, June 4 at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 706-634-1012 at least 5 minutes before start time.

     The webcast can be accessed on the Company's own site at www.cpicorp.com as well as www.companyboardroom.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 980413. The replay will be available through June 11 by phone and for 30 days on the Internet.

     CPI Corp. is a portrait photography company offering studio photography services in the United States, Puerto Rico, and Canada through Sears Portrait Studios and in Mexico through City Club, a wholesale club owned by Soriana. The Company also provides mobile photography services in the United States to childcare centers, sports associations and other events through Every Day Expressions(R). In addition, the Company operates searsphotos.com, an on-line photofinishing service as well as a vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

     The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, which are identified by such words as "intends", "expects", "anticipates" or words of similar import, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: customer demand for the Company's products and services, the overall level of economic activity in the Company's major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in the Company's relationship with Sears, Roebuck and Company
     ("Sears") and the condition and strategic planning of Sears, fluctuations in operating results, the condition of Prints Plus, the attraction and retention of qualified personnel and other risks as may be described in the Company's filings with the Securities and Exchange Commission.


                        FINACIAL TABLES TO FOLLOW









CPI CORP. CONDENSED STATEMENTS OF OPERATIONS-FOR THE TWELVE WEEKS
ENDED APRIL 26, 2003 and APRIL 27, 2002
(in thousands of dollars except per share amounts) (unaudited)

                                              12 Weeks Ended
                                          -----------------------
                                           04/26/03     04/27/02
                                          ----------   ----------
Net sales                                 $  56,255    $  59,844
Cost and expenses:
 Cost of sales (exclusive of depreciation
  and amortization shown below)               7,836        8,365
 Selling, general and administrative
  expenses                                   48,497       46,814
 Depreciation and amortization                4,023        5,269
 Other charges and impairments                    -            -
                                          ----------   ----------
                                             60,356       60,448

Income (loss) from operations                (4,101)        (604)
Interest expense                                769          912
Interest income                                 374          413
Other income, net                                52           18
                                          ----------   ----------
Earnings (loss) from continuing
 operations before income taxes              (4,444)      (1,085)
Income tax expense (benefit)                 (1,714)        (427)
                                          ----------   ----------
Net earnings (loss) from continuing
 operations                                  (2,730)        (658)
Loss from discontinued operations, net of
 income tax benefits                              -          (55)
                                          ----------   ----------
Net earnings (loss)                       $  (2,730)   $    (713)
                                          ==========   ==========
Earnings (loss) per common share- diluted
 From continuing operations               $   (0.34)   $   (0.08)
 From discontinued operations                     -        (0.01)
                                          ----------   ----------
      Net earnings (loss)- diluted        $   (0.34)   $   (0.09)
                                          ==========   ==========
Earnings (loss) per common share- basic
 From continuing operations               $   (0.34)   $   (0.08)
 From discontinued operations                     -        (0.01)
                                          ----------   ----------
      Net earnings (loss)- basic          $   (0.34)   $   (0.09)
                                          ==========   ==========
Weighted average number of common and
 common equivalent shares outstanding:
   Diluted                                    8,101        8,033
   Basic                                      8,101        8,033

CPI CORP. CONDENSED STATEMENTS OF OPERATIONS-FOR THE FIFTY-TWO WEEKS ENDED APRIL 26, 2003 and APRIL 27, 2002
(in thousands of dollars except per share amounts) (unaudited)

                                              52 Weeks Ended
                                          -----------------------
                                           04/26/03     04/27/02
                                          ----------   ----------
Net sales                                 $ 305,056    $ 316,835
Cost and expenses:
 Cost of sales (exclusive of depreciation
  and amortization shown below)              39,086       42,054
 Selling, general and administrative
  expenses                                  231,388      234,870
 Depreciation and amortization               18,812       23,558
 Other charges and impairments                6,042        3,908
                                          ----------   ----------
                                            295,328      304,390

Income (loss) from operations                 9,728       12,445
Interest expense                              3,436        4,071
Interest income                               1,970        1,762
Other income, net                               145          282
                                          ----------   ----------
Earnings (loss) from continuing
 operations before income taxes               8,407       10,418
Income tax expense (benefit)                  2,845        3,442
                                          ----------   ----------
Net earnings (loss) from continuing
 operations                                   5,562        6,976
Loss from discontinued operations, net of
 income tax benefits                         (1,039)        (133)
                                          ----------   ----------
Net earnings (loss)                       $   4,523    $   6,843
                                          ==========   ==========
Earnings (loss) per common share- diluted
 From continuing operations               $    0.69    $    0.87
 From discontinued operations                 (0.13)       (0.02)
                                          ----------   ----------
      Net earnings (loss)- diluted        $    0.56    $    0.85
                                          ==========   ==========
Earnings (loss) per common share- basic
 From continuing operations               $    0.69    $    0.88
 From discontinued operations                 (0.13)       (0.02)
                                          ----------   ----------
      Net earnings (loss)- basic          $    0.56    $    0.86
                                          ==========   ==========
Weighted average number of common and
 common equivalent shares outstanding:
   Diluted                                    8,096        7,996
   Basic                                      8,056        7,920



CPI CORP. CONDENSED BALANCE SHEETS - FOR APRIL 26, 2003 AND
APRIL 27, 2002 (in thousands) (unaudited)

                                       04/26/03      04/27/02
                                     -----------   ------------
Assets

  Current assets:
   Cash and cash equivalents         $   56,025    $    45,182
   Other current assets                  40,959         38,712
  Net property and equipment             46,564         60,448
  Other assets                           37,230         34,657
                                     -----------   ------------
    Total assets                     $  180,778    $   178,999
                                     ===========   ============


Liabilities and stockholders' equity

  Current liabilities                $   72,533    $    66,344
  Long-term obligations                  34,130         42,648
  Other liabilities                      22,568         14,491
  Stockholders' equity                   51,547         55,516
                                     -----------   ------------
    Total liabilities and
      stockholders' equity           $  180,778    $   178,999
                                     ===========   ============



























CPI CORP. ADDITIONAL OPERATING INFORMATION
TWELVE WEEKS ENDED APRIL 26, 2003 and APRIL 27, 2002 (unaudited)
                                          12 Weeks Ended
                                        ------------------
                                        04/26/03  04/27/02
                                        --------  --------
Studio sittings: (in thousands)
  Custom                                    521       577
  Package                                   365       437
                                        --------  --------
      Total sittings                        886     1,014
                                        ========  ========
Studio average sales per customer
 sitting:(in dollars)
  Custom                                $ 75.38   $ 68.85
  Package                               $ 45.65   $ 45.66
       Overall                          $ 63.14   $ 58.87
Capital expenditures (in thousands $)   $ 3,119   $ 1,966
Number of studios                         1,026     1,031
EBITDA is calculated as follows:
 Net earnings (loss) from continuing
  operations                            $(2,730)  $  (658)
 Income tax expense (benefit)            (1,714)     (427)
 Interest expense                           769       912
 Depreciation and amortization            4,023     5,269
 Other non-cash charges                      36        94
                                        --------  --------
EBITDA (1) & (5)                        $   384   $ 5,190
                                        ========  ========
Adjusted EBITDA (2)                     $   384   $ 5,751
EBITDA margin (3)                          0.68%     8.67%
Adjusted EBITDA margin (4)                 0.68%     9.61%

(1) EBITDA represents net earnings (loss) from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges.
    EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

CPI CORP. ADDITIONAL OPERATING INFORMATION
TWELVE WEEKS ENDED APRIL 26, 2003 and APRIL 27, 2002 (unaudited)
(CONTINUED)
(2) Adjusted EBITDA is calculated as follows:
                                          12 Weeks Ended
                                        ------------------
                                        04/26/03  04/27/02
                                        --------  --------
      EBITDA                            $   384   $ 5,190
       EBITDA adjustments:
        Executive retirements                 -         -
        Strategic planning costs              -       561
        Employee severance pay                -         -
        Accrual for remaining lease
         obligation                           -         -
        Other                                 -         -
                                        --------  --------
      Adjusted EBITDA                   $   384   $ 5,751
                                        ========  ========
(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash
    flow from continuing operations follows:
                                                   12 Weeks Ended
                                                --------------------
                                                04/26/03   04/27/02
                                                ---------  ---------
    EBITDA                                      $    384   $  5,190
    Income tax benefit (expense)                   1,714        427
    Interest expense                                (769)      (912)
    Adjustments for items not requiring cash:
     Deferred income taxes                          (694)       294
     Customer deposit liability                    1,608      2,144
     Other, net                                     (343)    (3,061)
    Decrease (increase) in current assets         (1,510)    (1,726)
    Increase (decrease) in current liabilities      (462)    (2,366)
    Increase (decrease) in current income taxes    2,650       (410)
                                                ---------  ---------
    Cash flows from continuing operations       $  2,578   $   (420)
                                                =========  =========
CPI CORP. ADDITIONAL OPERATING INFORMATION
FIFTY-TWO WEEKS ENDED APRIL 26, 2003 and APRIL 27, 2002 (unaudited)
                                            52 Weeks Ended
                                         --------------------
                                         04/26/03   04/27/02
                                         ---------  ---------
Studio sittings: (in thousands)
  Custom                                    2,986      3,059
  Package                                   1,896      2,426
                                         ---------  ---------
      Total sittings                        4,882      5,485
                                         =========  =========
Studio average sales per customer
 sitting:(in dollars)
  Custom                                 $  73.14   $  69.94
  Package                                $  44.88   $  42.20
       Overall                           $  62.17   $  57.67
Capital expenditures (in thousands $)    $ 10,144   $ 12,415
Number of studios                           1,026      1,031
EBITDA is calculated as follows:
 Net earnings (loss) from continuing
  operations                             $  5,562   $  6,976
 Income tax expense (benefit)               2,845      3,442
 Interest expense                           3,436      4,071
 Depreciation and amortization             18,812     23,558
 Other non-cash charges                     4,836        240
                                         ---------  ---------
EBITDA (1) & (5)                         $ 35,491   $ 38,287
                                         =========  =========
Adjusted EBITDA (2)                      $ 37,245   $ 42,757
EBITDA margin (3)                           11.63%     12.08%
Adjusted EBITDA margin (4)                  12.21%     13.50%

(1) EBITDA represents net earnings (loss) from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges.
    EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

CPI CORP. ADDITIONAL OPERATING INFORMATION
FIFTY-TWO WEEKS ENDED APRIL 26, 2003 and APRIL 27, 2002 (unaudited)
(CONTINUED)
(2) Adjusted EBITDA is calculated as follows:
                                           52 Weeks Ended
                                        --------------------
                                        04/26/03   04/27/02
                                        ---------  ---------
      EBITDA                            $ 35,491   $ 38,287
       EBITDA adjustments:
        Executive retirements                380      2,754
        Strategic planning costs             127        561
        Employee severance pay               916      1,155
        Accrual for remaining lease
         obligation                          250          -
        Other                                 81          -
                                        ---------  ---------
      Adjusted EBITDA                   $ 37,245   $ 42,757
                                        =========  =========
(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash
    flow from continuing operations follows:
                                                   52 Weeks Ended
                                                --------------------
                                                04/26/03   04/27/02
                                                ---------  ---------
    EBITDA                                      $ 35 491   $ 38,287
    Income tax benefit (expense)                  (2,845)    (3,442)
    Interest expense                              (3,436)    (4,071)
    Adjustments for items not requiring cash:
     Deferred income taxes                        (2,654)     5,468
     Customer deposit liability                    2,128        178
     Other, net                                     (747)      (344)
    Decrease (increase) in current assets         (4,167)     3,350
    Increase (decrease) in current liabilities     2,456     (3,780)
    Increase (decrease) in current income taxes    5,371     (4,773)
                                                ---------  ---------
    Cash flows from continuing operations       $ 31,597   $ 30,873
                                                =========  =========




                             SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                    CPI CORP.
                                    ---------------------------
                                    (Registrant)




                                By: /s/ Gary W. Douglass
                                    ---------------------------
                                    Gary W. Douglass
                                    Authorized Officer and
                                    Principal Financial Officer



Dated: JUNE 5, 2003